EXHIBIT 99.1

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PRIVET FUND MANAGEMENT LLC COMPLETES ACQUISITION OF GLOBAL MACHINE TOOL SOLUTIONS PROVIDER HARDINGE INC.

Berwyn, PA, May 29, 2018 — Privet Fund Management LLC today announced that it has completed the acquisition of Hardinge Inc., a leading global provider of advanced metal-cutting machine tool solutions and accessories. Under the terms of the agreement, Privet acquired all shares of Hardinge common stock not currently owned by Privet for $18.50 per share in cash, for a total transaction value of approximately $245 million.

Hardinge designs and manufacturers metal cutting machine solutions and aftermarket tooling and accessories for customers and partners in over 65 countries worldwide. The company offers an expansive product portfolio of high-precision CNC turning, milling and grinding machines, as well as workholding and accessory products. Its unique and vast product offerings enable it to provide customers with a full solution to their manufacturing requirements.

“Hardinge has been an established global brand and solutions provider to manufacturers for over 100 years,” said Chuck Dougherty, President and CEO of Hardinge. “Privet understands and appreciates the opportunities for growth in our industry and we are excited to partner with them. This deal will enable us to better focus on long-term growth and performance of our business.”

“Hardinge has been on the forefront of innovation with a full spectrum of advanced machine tool solutions and we are thrilled to work with the management team to further the company’s leadership position,” said Ryan Levenson, Principal of Privet Fund Management. “We’ve been extremely impressed with the depth of the leadership team and the company’s strong market position, and are confident that we can help expand and accelerate the business and create even greater value for Hardinge’s customers and partners worldwide.”

In addition, Hardinge announces the relocation of their global headquarters from Elmira, NY to Berwyn, PA located in the Philadelphia area effective immediately. The relocation of our corporate functions to the Philadelphia area increases our ability to service our customers and grow our global organization.

Financing for the transaction was provided by White Oak Global Advisors, LLC as Administrative Agent and Lead Arranger, Manufacturers and Traders Trust Company and Credit Suisse (Schweiz), AG. BMO Capital Markets Corp. acted as financial advisor and Wachtell, Lipton, Rosen & Katz acted as legal advisor to the Company’s Board of Directors. Robert W. Baird & Co acted as financial advisor and Bryan Cave Leighton Paisner LLP served as legal counsel to Privet in connection with the transaction.

About Hardinge Inc.

Hardinge Inc. is the trusted global provider of high precision, computer-controlled machine tool solutions for critical, hard-to-machine metal parts and advanced workholding accessories. With over 125 years of experience, Hardinge offers the largest variety of metal cutting turning machines, grinding machines, machining centers, collets, chucks, index fixtures, repair parts, standard and specialty workholding devices, and other machine tool accessories to provide a full solution for your business needs.  Hardinge’s solutions can be found in a broad base of industries including aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation. Headquartered in Berwyn, PA, the company designs, manufactures, and distributes machine tools across North America, Europe, and Asia. For more information about Hardinge, please visit us at www.hardinge.com.

About Privet Fund Management LLC

Privet Fund Management LLC is a private investment firm focused on investing in and partnering with small capitalization companies. The firm has flexible, long-term capital with the ability to effectuate investments across all levels of the capital structure, including going-private transactions. Privet was founded in 2007 and is based in Atlanta, GA.